Calculation of Filing Fee Tables
S-8
OMNICOM GROUP INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, Par value $0.15 per share	Other	86,000	$ 67.82	$ 5,832,520.00	0.0001381	$ 805.47
2	Equity	Common Stock, Par value $0.15 per share	Other	5,857,733	$ 72.80	$ 426,442,962.40	0.0001381	$ 58,891.77
Total Offering Amounts:						$ 432,275,482.40		$ 59,697.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 59,697.24
Offering Note
[1]	This Registration Statement on Form S-8 is being filed by Omnicom Group Inc. ("Omnicom") to register (x) 86,000 shares of Omnicom common stock issuable upon the exercise of options to purchase shares of Omnicom common stock by future directors, officers and employees of Omnicom who are directors, officers and employees of The Interpublic Group of Companies, Inc. ("IPG") immediately prior to the merger between Omnicom and IPG (the "Merger") and (y) 5,857,733 shares of Omnicom common stock that may become issuable pursuant to awards that may be granted, issued, purchased and/or settled under the Omnicom Group Inc. 2021 Incentive Award Plan ("Omnicom Stock Plan"), which correspond to shares of IPG common stock available for issuance under The Interpublic Group of Companies, Inc. Amended and Restated 2019 Performance Incentive Plan (as adjusted by the applicable exchange ratio in connection with the Merger). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also include such additional indeterminate number of shares of common stock of Omnicom that become issuable under the Omnicom Stock Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without Omnicom's receipt of consideration, which would increase the number of outstanding shares of common stock. The calculation is made solely for the purposes of computing the amount of the registration fee as follows: (i) with respect to the 86,000 shares of Omnicom common stock issuable under stock options being assumed, under Rule 457(h) of the Securities Act, on the basis of the weighted average exercise price of the outstanding options, and (ii) with respect to 5,857,733 shares that may become issuable under the Omnicom Stock Plan, under Rule 457(c) of the Securities Act, on the basis of the average of the high and low sale prices of a share of Omnicom common stock as reported on the New York Stock Exchange on November 19, 2025.

[2]	Please see footnote 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A